UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
November 1, 2005
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283
(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 687-5253
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Signatures
Press Release Dated November 1, 2005

Item 8.01 Other Events
On November 1, 2005, Airgas, Inc. (the “Company”) announced that it had reached a definitive agreement to sell the assets and operations of its subsidiary Rutland Tool & Supply Co., Inc. (“Rutland Tool”), based in Whittier, California, to Lawson Products, Inc. Proceeds of the sale will be approximately $15 million at closing with subsequent consideration paid for trade receivables as they are collected. The closing of the transaction is expected on or before December 1, 2005, subject to customary closing conditions.
As a result of the sale, the Company will reflect the operating results of Rutland Tool as discontinued operations and will recognize an after-tax loss on the sale of approximately $2.3 million, or $0.03 per diluted share, in its fiscal third quarter ended December 31, 2005. The loss on the sale principally relates to the write-off of leasehold improvements and lease termination costs for long-term lease commitments that are not being assumed by the purchaser. Earnings from continuing operations for the Company’s third quarter and fiscal 2006 are expected to be within the previously forecast range of $0.37 to $0.39 per diluted share and $1.50 to $1.56 per diluted share, respectively.
The press release announcing the transaction is attached as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a)	None

(b)	None

(c)	None

(d)	Exhibits.
     99.1 — Press Release dated November 1, 2005

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant and Co-Registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC.			AIRGAS EAST, INC.
(Registrant)			AIRGAS GREAT LAKES, INC.
AIRGAS MID AMERICA, INC.
AIRGAS NORTH CENTRAL, INC.
BY:	/s/ Robert M. McLaughlin		AIRGAS SOUTH, INC.
	Robert M. McLaughlin		AIRGAS GULF STATES, INC.
	Vice President & Controller		AIRGAS MID SOUTH, INC.
AIRGAS INTERMOUNTAIN, INC.
AIRGAS NORPAC, INC.
AIRGAS NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS SOUTHWEST, INC.
AIRGAS WEST, INC.
AIRGAS SAFETY, INC.
RUTLAND TOOL & SUPPLY CO., INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
RED-D-ARC, INC.
AIRGAS DATA, LLC

(Co-Registrants)

		BY:	/s/ Robert M. McLaughlin
Robert M. McLaughlin Vice President

ATNL, INC.

(Co-Registrant)

		BY:	/s/ Melanie Andrews
Melanie Andrews President
DATED: November 3, 2005